Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-160795) of our reports dated March 9, 2009, relating to the consolidated financial statements, the effectiveness of Chesapeake Utilities Corporation’s internal control over financial reporting, and financial statement schedule of Chesapeake Utilities Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
We also consent to the reference to us under the caption “Experts” in such Registration Statement.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Malvern, Pennsylvania
September 8, 2009